EXHIBIT 15
May 10, 1996


The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201-3851

Gentlemen:

We are aware that The Brooklyn Union Gas Company will incorporate by reference in its Registration Statement on Form S-3 dated May 10, 1996, its Form 10-Q for the quarter ended December 31, 1995, which includes our report dated January 24, 1996, covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


ARTHUR ANDERSEN LLP